Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 17, 2018, by and between PUGNACIOUS ENDEAVORS, INC., a Delaware corporation (the “Company”), and NAYAAB ISLAM (the “Executive” or “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to that certain Relocation Agreement, dated as of December 4, 2017, by and between the Company and the Executive (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to terminate the Prior Agreement and enter into this Agreement to memorialize the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position, Duties and Relocation.

(a) During the Executive’s service to the Company, the Executive will serve as Vice President, Product, Marketing & Technology of the Company with such customary responsibilities, duties and authority that are consistent with past practices with Executive’s prior employment with IFOT Services Limited, a United Kingdom limited company. The Executive, in carrying out his responsibilities, duties and authority under this Agreement, will report directly to Eric H. Baker.

(b) The Executive will devote all of his business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company.

(c) In exchange for the payments and benefits hereunder, the Executive shall relocate his primary place of business to the Company’s New York office location and his principal residence to the New York metropolitan area (the “Relocation”) by no later than January 31, 2019. If the Relocation has not occurred on or before January 31, 2019, then the Company shall have the right to terminate this Agreement and/or the Bonus Payment Right (as defined in Section 1 of Exhibit D below). For the avoidance of doubt, any resignation by the Executive prior to January 31, 2019, shall be deemed a failure of the Executive to complete the Relocation on or before January 31, 2019, which shall give the Company the right to terminate the Bonus Payment Right.

2. At-Will Employment. The Executive’s employment with the Company under this Agreement will commence no later than January 1, 2019. The Executive’s employment with the Company will be “at will” and the Executive’s employment will not be for any specified period of time and can be terminated by the Executive or the Company at any time, without or without advance notice, and for any or no reason, with or without Cause (as defined below). The “at-will” nature of the Executive’s employment will remain unchanged during the Executive’s employment as an employee and may not be modified, except by written consent between the Executive and the Company’s Chief Executive Officer. Executive has heretofore entered into the Company’s standard-form Confidentiality, Restrictive Covenant and Intellectual Property Agreement.

3. Compensation and Benefits.

(a) Base Salary. Effective as of January 1, 2019, the Executive’s annual base salary will be $1,500,000 through December 31, 2019. Effective as of January 1, 2020, the Executive’s annual base salary will be increased to $1,750,000 through December 31, 2020. Effective as of January 1, 2021 and thereafter, the Executive’s annual base salary will be increased to $2,000,000. The base salary described above will constitute “Base Salary” for purposes of this Agreement. The Base Salary will be subject to applicable tax withholdings and any required deductions and will be payable in equal installments in accordance with the Company’s regularly scheduled payroll practice for all of its New York employees.

(b) Annual Bonus. During the Executive’s employment with the Company, the Executive will be entitled to participate in the Company’s annual executive bonus program (the “Executive Bonus Program”) as more particularly described in Exhibit A, pursuant to which the Executive participates as of the date of this Agreement. For each of calendar year 2019, 2020 and thereafter, so long as the Executive remains employed with the Company on the date on which the applicable Annual Bonus (as defined below) is paid, the Executive will be eligible to earn an annual incentive payment (each, an “Annual Bonus”) equal to 1% of the Company’s EBITDA for the applicable calendar year; provided that the minimum Annual Bonus payable to the Executive in respect of each of calendar years 2019 and 2020 will be $500,000 and $250,000, respectively. EBITDA will be calculated in a manner no less favorable than that it has been calculated under the Executive Bonus Program, and each Annual Bonus will be paid at the same time and in the same manner that the Executive is entitled to be paid under the Executive Bonus Program. If the Executive has been employed for at least six months during the applicable calendar or fiscal year during which a termination by the Company of Executive’s employment occurs without Cause (as defined below), then the Executive shall be entitled to receive a prorated portion of the Annual Bonus that the Executive would have otherwise received for such calendar or fiscal year but for such termination, which prorated portion shall be determined based on the total number of days that the Executive has been employed by the Company during such calendar or fiscal year. Such prorated Annual Bonus shall be paid at the same time such bonuses would have otherwise been required to be paid but for the Executive’s termination by the Company without Cause.

(c) Employee Benefits. During the Executive’s employment with the Company, the Executive will be eligible to participate in each employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of all its employees generally, including the same medical and health-care insurance plan coverage provided to similarly-situated executives of the Company, subject to the satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder.

(d) Airfare Benefit. During the Executive’s employment with the Company, the Company shall pay or reimburse, or cause its nominee to pay or reimburse, the Executive for the costs associated with up to six (6) round trip business class airfares, using the airline of the Company’s choice, between the New York metropolitan area and London, England during each of calendar years 2019, 2020 and 2021 for the Executive’s personal (including Executive’s family) use (the “Airfare Benefit”). At the Company’s election, the Airfare Benefit will be paid by the Company or its nominee directly or the Executive will be reimbursed therefor, subject to the Executive providing substantiating documentation as the Company may reasonably specify from time to time.

(e) Housing Allowance. During the Executive’s employment with the Company, the Executive will be entitled to receive a housing allowance equal to $10,000 per month for the Executive’s flat in London.

(f) New York Relocation Expenses. The Company shall pay or reimburse, or cause its nominee to pay or reimburse, the Executive for his eligible expenses associated with his relocation of his primary place of business and residence to New York, New York (the “Relocation”), but not limited to, (a) reasonable costs related to packing, loading, shipping and customs or import duties of the Executive’s household goods from the Executive’s current residence in London, England to the New York metropolitan area; (b) temporary living expenses in the New York metropolitan area, including the cost of ground transportation, to assist the Executive with (i) finding a residence for the Relocation and (ii) transitioning to such residence after the Executive has vacated his current residence; (c) payment of any application fee and any real estate brokerage fee associated with obtaining a residence in the New York metropolitan area; and (d) administrative relocation assistance from a qualified relocation agent designated or approved by the Company to assist with securing a residence in the New York metropolitan area and various arrival services (e.g., local registrations, banking and utility connections, etc.) (collectively, the “New York Relocation Expenses”); provided, however, that the aggregate amount of all New York Relocation Expenses shall not exceed $50,000. At the Company’s election, such New York Relocation Expenses will be paid by the Company or its nominee directly to the service providers on behalf of the Executive, or the Executive shall be reimbursed therefor, subject to the Executive providing substantiating documentation as the Company may reasonably specify from time to time. In the event that the Executive resigns from his employment with the Company prior to the first (1st) anniversary of his employment start date with the Company, the Executive shall repay to the Company the full amount of all New York Relocation Expenses previously paid or reimbursed by the Company and/or its nominee no later than ten (10) business days after the applicable resignation date.

(g) London Relocation Expenses. If the Company terminates the Executive without Cause (as defined below), then the Company shall pay or reimburse, or cause its nominee to pay or reimburse, the Executive for his eligible expenses associated with the Executive’s relocation back to London, England including, but not limited to, the following if applicable: (a) reasonable costs related to packing, loading, shipping and customs or import duties of the Executive’s household goods from the Executive’s residence in New York metropolitan area to London, England; and (b) administrative relocation assistance from a qualified relocation agent designated or approved by the Company to assist with various arrival services (e.g., local registrations, banking and utility connections, etc.) (collectively, the “London Relocation Expenses”), provided, however, that the aggregate amount of all London Relocation Expenses shall not exceed $50,000. At the Company’s election, such London Relocation Expenses shall be paid by the Company or its nominee directly to the service providers on behalf of the Executive, or the Executive shall be reimbursed therefor, subject to the Executive providing substantiating documentation as the Company may reasonably specify from time to time.

(h) Legal Fees. Upon presentation of appropriate documentation, the Company will pay, or cause its nominee to pay, the Executive’s reasonable legal counsel fees incurred by the Executive in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000 which will be paid within ten (10) days following the Executive’s submission of such documentation.

(i) Tax Planning. The Company will pay or reimburse, or cause its nominee to pay or reimburse, the Executive an amount not to exceed $10,000 in the aggregate for the costs associated with obtaining personal tax advice related to this Agreement from a tax and/or financial professional chosen at the Executive’s discretion, subject to the Executive providing substantiating documentation as the Company may reasonably specify from time to time. The Company will make such payment or reimbursement within ten (10) days following the Executive’s submission of such documentation.

(j) Accrued Payments. Upon termination of Executive’s employment for any reason, including Executive’s death or Disability, the Executive (or the Executive’s estate) shall be entitled to receive the Executive’s earned but unpaid Base Salary through the date of termination, any bonuses including the Annual Bonus, if applicable and if declared or earned but not yet paid as of the termination date for a completed calendar year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising and then owing from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months, to the extent the foregoing is determined by a doctor selected by the Executive and acceptable to the Company, such acceptance not to be unreasonably withheld.

4. Equity Grant.

(a) New Grant. Concurrently with the execution of this Agreement, the Executive will receive four grants of options to purchase shares of the Company’s Class A Common Stock (“Common Stock”) as follows: (i) a grant of options to purchase 50,000 shares of Common Stock, with a per share exercise price of $30.21 (“Grant 1”); (ii) a grant of 95,385 options to purchase shares of Common Stock, with a per share exercise price of $30.21 (“Grant 2”); (iii) a grant of options to purchase 225,000 shares of Common Stock, with a per share exercise price of $30.21 (“Grant 3”); and (iv) an additional grant of options to purchase 307,000 shares of Common Stock, with a per share exercise price of $30.21 (“Grant 4” and together with Grant 1, Grant 2 and Grant 3, the “Equity Grants”). The Equity Grants will be subject to the terms and conditions of the Pugnacious Endeavors, Inc. 2015 Stock Option Plan, as amended, and the Company’s standard Stock Option Agreement, substantially in the forms attached hereto as Exhibit B, and consistent with the vesting and exercise terms set forth on Exhibit C attached hereto. Notwithstanding the foregoing, in connection with Grant 3 and Grant 4, and in lieu of grants of options, provided that the Executive has notified the Company in writing at least forty-eight (48) hours prior to the applicable date of grant of Grant 3 and Grant 4, Employee will have the right to elect to receive (x) a number of restricted stock units of the Company (“RSUs”) equal to the number of shares of Common Stock underlying Grant 3 and Grant 4, or (y) a combination of options and RSUs equal to the number of shares of Common Stock underlying Grant 3 and Grant 4. The RSUs, if any, will be granted subject to the terms and conditions of the Company’s 2012 Restricted Stock Unit Plan, as amended, and the Company’s standard Notice of Grant and Restricted Stock Unit Agreement, subject to modification to allow Executive to receive a bonus payment in the event that the Company declares a dividend on its Common Stock prior to the settlement of the RSUs, which bonus payment will be paid no later than thirty (30) days after the payment of the dividend and will be in amount equal to the amount Employee would have received had Employee held shares of Common Stock equal to the amount of vested RSUs, instead of RSUs.

(b) Future Grant.

(i) In connection with the Second Bonus Payment Right (as defined in Section 2(b) of Exhibit D), no later than ten (10) days following the earlier of (A) the Second Bonus Payment Date and (B) the Second Bonus Payment Right terminates, in each case, in accordance with Exhibit D attached hereto, the Executive will receive a grant of options to purchase a number of shares of Common Stock (the “Replenishment Grant”) equal to the number of Eligible Shares (as defined in Section 2(b) of Exhibit D below) and Vested Options (as defined in Section 2(b) of Exhibit D below) sold in the Second Sale Transaction (as defined in Section 2(b) of Exhibit D below) or to the Company pursuant to Section 2(b) of Exhibit D below, with a per share exercise price equal to the fair market value on the date of grant. The Replenishment Grant will be fully-vested upon the date of grant and will be subject to the terms and conditions of the aforementioned Stock Option Plan, Notice of Grant and Stock Option Agreement, consistent with this Section 4(b). Notwithstanding the foregoing, the Executive will have the right to elect to receive (x) a number of RSUs equal to the number of shares of Common Stock underlying the Replenishment Grant, or (y) a combination of options and RSUs equal to the number of shares of Common Stock underlying the Replenishment Grant. The RSUs, if any, will be granted subject to the terms and conditions of the aforementioned 2012 Restricted Stock Unit Plan, Notice of Grant and Restricted Stock Unit Agreement, subject to modification to allow Executive to receive a bonus payment in the event that the Company declares a dividend on its Common Stock prior to the settlement of the RSUs, which bonus payment will be paid no later than thirty (30) days after the payment of the dividend and will be in amount equal to the amount Executive would have received had Executive held shares of Common Stock equal to the amount of vested RSUs, instead of RSUs. Capitalized terms not defined in this Section 4(b) have the meanings set forth in Exhibit D attached hereto.

(ii) In the event Executive elects to receive stock options in respect of the Replenishment Grant, then:

(A) within ten (10) days of the date of the Replenishment Grant, the Company will loan the Executive an amount equal to the aggregate exercise price in respect of such options (the “Replenishment Loan”), which Replenishment Loan will become due and payable on the date which is nine (9) years after the date of issuance and accrue interest at the applicable federal rate of interest (AFR) in effect on the date of issuance, and all outstanding principal and accrued interest of the Replenishment Loan will be forgiven as follows: (x) 50% of the outstanding principal amount of the Replenishment Loan, and all accrued interest thereon, will be forgiven on January 15, 2021 (“First Replenishment Loan Forgiveness”), and (y) the remaining 50% of the outstanding principal amount of the Replenishment Loan and all accrued interest thereon will be forgiven on January 15, 2022 (“Second Replenishment Loan Forgiveness”) (provided, however, that if the initial principal amount of the Replenishment Loan exceeds $10 million, then the forgiveness schedule of the Replenishment Loan shall instead be as follows: (I) an amount equal to the difference, as of January 15, 2021, between (X) the outstanding principal amount of the Replenishment Loan, and all accrued interest thereon, and (Y) $5,000,000 will be forgiven on January 15, 2021, and (II) the remaining outstanding principal amount of the Replenishment Loan, and all accrued interest thereon, will be forgiven on January 15, 2022). If Executive’s employment with the Company is terminated by the Company for Cause, or by Executive by resignation, then all outstanding Replenishment Loan principal and accrued interest will become immediately due and payable no later than ninety (90) days following said date of termination or resignation;

(B) the Company will pay the Executive no later January 25, 2021 an amount in cash (the “First Replenishment Loan Gross-Up Payment”) equal to (x) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by Executive in respect of the First Replenishment Loan Forgiveness; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be an amount equal to fifty percent (50%) of the First Replenishment Loan Forgiveness (the “First Replenishment Loan Tax Reimbursement Maximum”), and (y) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by Executive in respect of the First Replenishment Loan Gross-Up Payment; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be an amount equal to 2.0 multiplied by the First Replenishment Loan Tax Reimbursement Maximum; and

(C) no later than January 25, 2022, the Company will pay the Executive an amount in cash (the “Second Replenishment Loan Gross-Up Payment”) equal to (x) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by Executive in respect of the Second Replenishment Loan Forgiveness; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be an amount equal to fifty percent (50%) of the Second Replenishment Loan Forgiveness (the “Second Replenishment Loan Tax Reimbursement Maximum”), and (y) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by Executive in respect of the Second Replenishment Loan Gross-Up Payment; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be an amount equal to 2.0 multiplied by the Second Replenishment Loan Tax Reimbursement Maximum.

5. Loans.

(a) Subject to the execution of a mutually agreeable recourse or secured loan agreement (each, a “Loan Agreement”) containing at least such loan terms specified in Section 4 above, the Company will loan to the Executive (i) an amount equal to $1,510,500 (“Loan 1”), (ii) an additional amount equal to $2,881,580.85 (“Loan 2”) and (iii) an additional amount equal to $1,997,358 (“Loan 3” and together with Loan 1 and Loan 2, the “Loans”) pursuant to the terms and conditions of the applicable Loan Agreement, and consistent with this Section 5. The Executive and the Company will endeavor in good faith to execute the Loan Agreement so that Loan 1 and Loan 2 will be funded no later than December 31, 2018, the Loan 3 will be funded no later than January 15, 2019. If Executive’s employment with the Company is terminated by the Company for Cause, or by Executive by resignation, then all outstanding Loan 1, Loan 2 and Loan 3 principal and accrued interest will become immediately due and payable no later than ninety (90) days following said date of termination or resignation. All outstanding Loan 1 principal and accrued interest will be immediately forgiven upon the earlier of the six (6)-month anniversary of the date of issuance of Loan 1 and July 15, 2019 (the “Loan 1 Forgiveness”), unless the Executive has resigned from his employment with the Company, or the Executive’s employment has been terminated by the Company for Cause, prior to such date. All outstanding Loan 2 principal and accrued interest will be immediately forgiven as follows: (i) 50% of the outstanding principal of Loan 2 and all accrued interest thereon will be forgiven on January 15, 2020 (the “Loan 2 Forgiveness Date #1”), and (ii) the remaining 50% of the outstanding principal of Loan 2 and all accrued interest thereon will be forgiven on January 15, 2021 (the “Loan 2 Forgiveness Date #2”) unless the Executive has resigned from his employment with the Company, or the Executive’s employment has been terminated by the Company for Cause, prior to such date. All outstanding Loan 3 principal and accrued interest will be immediately forgiven on the first (1st) anniversary of the date of issuance of Loan 3 (the “Loan 3 Forgiveness”), unless the Executive has resigned from his employment with the Company, or the Executive’s employment has been terminated by the Company for Cause, prior to such date. For purposes of this Agreement, “Cause” means (a) the Executive’s theft of the Company’s or any of its affiliates’ property; (b) the Executive’s commission of a physical act of violence against any employee, consultant or agent of the Company or any of its affiliates which is not committed in self-defense or with the prior consent of such employee; (c) the Executive’s plea of no contest, or conviction of, a criminal offence which constitutes a felony; (d) the Executive’s serious incapability through being under the influence of alcohol or illegal drug or other un-prescribed substances at any time during the working day while the Executive is providing services under the Executive’s employment agreement with the Company or any of its affiliates (such services being provided to the Company or any of its affiliates, as applicable); and (e) the Executive’s breach of any of the confidentiality or non-competition provisions contained in any agreement with the Company or any of its affiliates, and such breach remains uncured, if capable of being cured, for thirty (30) days after the Executive’s receipt of written notice of breach from the Company or any of its affiliates.

(b) Without limiting the generality of Section 5(a) above, in the event that Executive sells more than 95,385 shares of Common Stock pursuant to the First Sale Transaction(s) (as defined in Section 2(a) of Exhibit D), then, on the earlier of (i) the date that the First Bonus Payment Right terminates, and (ii) the First Bonus Payment Date, the Company shall grant to Executive options to purchase such number of excess shares of Common Stock (the “First Bonus Date Excess Options”), with a per share exercise price equal to the per share fair market value of Common Stock on the date of grant (the “First Bonus Date FMV”), that Executive sold in such First Sale Transaction(s). Such First Bonus Date Excess Options grant shall be subject to the terms and conditions of the Pugnacious Endeavors, Inc. 2015 Stock Option Plan, as amended, and the Company’s standard Stock Option Agreement, substantially in the forms attached hereto as Exhibit B, and consistent with the vesting and exercise terms of Grant 1 set forth on Exhibit C attached hereto. In addition, in such instance, on the First Bonus Payment Date, Loan 2 shall be amended to increase the original loan principal amount thereunder by an amount equal to the product of (a) the First Bonus Date FMV multiplied by (b) the First Bonus Date Excess Options.

(c) Without limiting the generality of Section 5(a) above, in the event that Executive sells less than 95,385 shares of Common Stock pursuant to the First Sale Transaction(s) (as defined in Section 2(a) of Exhibit D), then, on the First Bonus Payment Date, the Company shall have a right to repurchase such number of shares of Common Stock equal to the difference between 95,385 shares of Common Stock and such aggregate number of shares of Common Stock sold by Executive in such First Sale Transaction(s), at a per share purchase price equal to $30.21, and such repurchase proceeds shall only be used to repay such portion of Loan 2 equal to the repurchase proceeds received by Executive (i.e., Employee shall not receive any of such repurchase proceeds).

6. Gross-Up Payments.

(a) As soon as reasonably practicable following the Loan 1 Forgiveness, but no later than ten (10) days following the date on which the Loan 1 Forgiveness occurs, the Company will pay the Executive an additional amount in cash (the “Loan 1 Gross-Up Payment”) equal to (i) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 1 Forgiveness; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $770,000 and (ii) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 1 Gross-Up Payment; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $1,540,000.

(b) As soon as reasonably practicable following Loan 2 Forgiveness Date #1, but no later than ten (10) days following Loan 2 Forgiveness Date #1, the Company will pay the Executive an additional amount in cash (the “Loan 2 Gross-Up Payment #1”) equal to (i) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 2 Forgiveness that occurs on Loan 2 Forgiveness Date #1; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $770,000, and (ii) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 2 Gross-Up Payment #1; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $1,540,000.

(c) As soon as reasonably practicable following each of Loan 2 Forgiveness Date #2, but no later than ten (10) days following Loan 2 Forgiveness Date #2, the Company will pay the Executive an additional amount in cash (the “Loan 2 Gross-Up Payment #2”) equal to (i) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 2 Forgiveness that occurs on Loan 2 Forgiveness Date #2; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $770,000, and (ii) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 2 Gross-Up Payment #2; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $1,540,000.

(d) As soon as reasonably practicable following the Loan 3 Forgiveness, but no later than ten (10) days following the date on which the Loan 3 Forgiveness occurs, the Company will pay the Executive an additional amount in cash (the “Loan 3 Gross-Up Payment”) equal to (i) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 3 Forgiveness; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $1,030,000 and (ii) all incremental federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Loan 3 Gross-Up Payment; provided, however, that the maximum amount that the Company shall be obligated to pay in respect thereof shall be $2,060,000.

7. Bonus Payment Right. The Executive will be granted additional rights associated with his equity ownership in the Company, as provided in Exhibit D hereto.

8. Termination of Prior Agreement. As of the date of this Agreement, the Prior Agreement is hereby terminated and superseded in its entirety by this Agreement and of no further force or effect, and the Executive will have no further rights under the Prior Agreement.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail; (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service; or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number or electronic mail address) shown in the books and records of the Company.

If to the Company:

Pugnacious Endeavors, Inc.

888 Seventh Avenue, Suite 409

New York, New York 10106

Attention: Mark Streams

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions). Any dispute or controversy arising under or in connection with this Agreement, the Relocation or the Executive’s employment with the Company in the United States following the Relocation shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall determine which party is the prevailing party, and, in addition to any other relief to which the prevailing party in any arbitration hereunder may be entitled, unless the arbitrator shall determine otherwise for reasons set forth in the arbitrator’s decision, the non-prevailing party shall bear the costs of the arbitration, and the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable attorneys’ fees and costs. The arbitration, any arbitration award, and any documents produced by another party in the proceeding not otherwise in the public domain, shall be kept confidential and shall not be disclosed except as required by law or to the extent necessary to enforce an award in legal proceedings.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth certain rights and obligations of the parties, but is not an employment contract or a guarantee of future employment. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof (including, for the avoidance of doubt, the Prior Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall inure to the benefit of and be binding upon both parties and their respective heirs, successors and assigns.

14. Tax Matters.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance.

(i) The intent of the parties is that, if, and to the extent, the Executive is subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), payments and benefits under this Agreement are exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii) If the Executive is subject to taxation under the Code and Section 409A, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PUGNACIOUS ENDEAVORS, INC.

By:	/s/ Eric H. Baker
Name: Eric H. Baker
Title: CEO

EXECUTIVE

/s/ Nayaab Islam
Nayaab Islam